Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 28, 2019	October 31, 2018

Assets

Current assets:
Cash and cash equivalents	$197,243	$329,277
Accounts receivable	134,369	120,515
Inventories	39,982	29,180
Other current assets	48,873	23,759

Total current assets	420,467	502,731

Property, plant and equipment, net	636,743	571,781
Intangible assets, net	9,013	12,368
Other assets	47,972	23,129

Total assets	$1,114,195	$1,110,009

Liabilities and Equity

Current liabilities:
Debt	$6,100	$57,453
Accounts payable and accrued liabilities	153,174	133,623

Total current liabilities	159,274	191,076

Long-term debt	43,015	-
Other liabilities	11,568	14,364

Photronics, Inc. shareholders' equity	763,394	759,671
Noncontrolling interests	136,944	144,898
Total equity	900,338	904,569

Total liabilities and equity	$1,114,195	$1,110,009